Exhibit 21.1

Subsidiaries of American Wagering, Inc. (“AWI”):

Name	State of Incorporation or Organization
Computerized Bookmaking Systems, Inc. (“CBS”; a wholly owned subsidiary of AWI)	Nevada

Contest Sports Systems, Inc. (“CSS”; a wholly owned subsidiary of CBS)	Nevada

Leroy’s Horse & Sports Place, Inc. (“Leroy’s”; a wholly owned subsidiary of AWI)	Nevada

AWI Manufacturing, Inc. (“AWIM”; a wholly owned subsidiary of AWI)	Nevada

AWI Gaming, Inc. (“AWIG”; a wholly owned subsidiary of AWI)	Nevada

Sturgeon’s, LLC (“Sturgeon’s”; a wholly owned subsidiary of AWIG)	Nevada